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CONSENT OF INDEPENDENT ACCOUNTANTS

BT Alex. Brown Cash Reserve Fund, Inc.



We consent to the inclusion of our report dated May 1, 1998 on our audit of the financial statements and financial highlights of BT Alex. Brown Cash Reserve Fund, Inc. in the Statement of Additional Information with respect to this Post-Effective Amendment No. 30 to the Registration Statement (No. 2-72658) on form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of BT Alex. Brown Cash Reserve Fund, Inc. We also consent to the references to our Firm under the heading "General Information" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.


/s/PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP

250 West Pratt Street
Baltimore, Maryland
July 27, 1998